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                                                                   EXHIBIT 10.23

                                                     United Contract Nbr. 155716

                                    ZK/UNITED
                            CODE SHARE AND REGULATORY
                       COOPERATION AND MARKETING AGREEMENT

This Agreement is made and entered into by and between UNITED AIR LINES, INC., ("UA") with its principal place of business at 1200 East Algonquin Road, Elk Grove Township, Illinois 60007 and GREAT LAKES AVIATION Ltd. ("ZK") with its principal place of business at 1022 Airport Parkway, Cheyenne, Wyoming 82001, each or both parties individually or collectively referred to as "Carrier" or "Carriers" respectively.

1.     INTRODUCTION
       ZK and UA are entering into this Agreement in order to increase each Carrier's opportunities to offer competitive and cost effective air transportation services between points in the United States. Further, ZK and UA wish to improve the quality of the interline air transportation and cargo services they now offer so as to increase the use of those services by the traveling and shipping public. This Agreement establishes binding obligations between the Carriers, expresses the Carriers intentions, and sets forth a framework that provides the basis to accomplish these goals through subsequent agreements and activities.

2.     UNDERLYING OPERATIONAL CONCEPT
       The Carriers will use a phased approach to develop and implement parallel marketing and operational programs to create new, value added passenger and cargo services and cost efficiencies by taking advantage of each Carrier's inherent market strengths. The transition from a United Express arrangement to codeshare relationship will extend until ZK has procured and installed the necessary automation to support the operation as an independent business entity. This must be completed no later than June 7, 2002 and be hosted on a system which is technically capable of all the required interfaces with UA's automation systems.

3.     OBJECTIVES OF THE ZK/UA RELATIONSHIP
       Through development of the operational relationship contemplated by this Agreement, subject to any and all necessary governmental and regulatory approvals, ZK and UA intend to implement Code Share operations as defined in Article 4A and further described in Attachment 1, Sections A and B.

       This Agreement is not intended to restrict either Carrier's rights to pursue, either independently or collectively, additional access between any points through route acquisition.

4.     PROGRAMS
       The Carriers will develop and implement specific programs to support the objectives defined by this Agreement. The Attachments to this Agreement outline specific actions and responsibilities for implementing these programs. Each of the programs may be

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       incorporated into an existing ZK/UA contract or a new contract, as appropriate. In summary, subject to any and all applicable governmental laws, rules and regulations, these programs are:

       A.     CODE SHARE
              The Carriers intend to develop, in a phased approach, operations which include using UA's two-letter airline designator code on the following routes, as further specified in Attachments 1 and 1A ("Code Share"):

                     - To and from points within the UA's system in the US.

       B.     CODE SHARE EMERGENCY PROCEDURES
              In the event of an incident involving a Code Share flight, both Carriers agree to implement the emergency procedures specified in Attachment 2.

       C.     REGULATORY COOPERATION
              The Carriers will work together to secure the underlying governmental and other approvals necessary to implement this marketing relationship.

       D.     PUBLISHED FARES
              The carriers agree to participate in each others' published fares.

       E.     PRORATES                 (Attachment 3)
              ZK and UA will provide access to each other's system by maintaining the current standard prorate methodology (straight-rate proration) to support the overall program and to stimulate incremental traffic from ZK to UA, and UA to ZK. This will include special reciprocal protection for ZK or UA passengers on delayed, canceled or oversold flights.

       F.     FREQUENT FLYER           (Attachment 3)
              The Carriers shall participate in each other's frequent flyer programs. This participation will be exclusive as it relates to ZK's participation in the frequent flyer program of any U.S. based transportation company.

       G.     PREFERENTIAL SELLING
              The Carriers will implement procedures at their respective reservations sales offices to sell the other Carrier, on a "second to on-line" basis and in lieu of competitive off-line offerings in the agreed Code Share markets.

       H.     SALES
              With regard to Inventory Management for Code Share flights the Carriers acknowledge and agree that this Agreement does not provide for guaranteed block space reservations. Accordingly, neither UA nor ZK is purchasing or guaranteeing the seats allocated to it by the other. ZK and UA shall each manage, market and sell seats on the Code Share flights under its own respective airline designator code. The Carriers agree to communicate as necessary to facilitate such an arrangement, which will be phased-in in conjunction with ZK's purchase of automation equipment (CRS).

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       I.     JOINT SERVICE FEATURES           (Attachment 4)
              (1)    Fully Automated One-Stop Check-In
                     Both Carriers shall develop this capability using international automated through check in (IATCI), to provide passengers the convenience of checking in at selected UA, UA Express, or ZK airport ticket counters and receiving seat assignments, boarding cards, and Frequent Flyer credit for their ZK/UA flights as appropriate. One stop check-in also includes complete document verification and baggage check to final destination.
              (2)    Improved Scheduling
                     The Carriers shall review their schedules to maximize, as practicable, convenient connections to or from UA and ZK at all common hubs in the U.S.
              (3)    Inflight Product Coordination
                     The Carriers shall evaluate the degree of coordination required, including announcements, on code share flights.
              (4)    Seamless Transfer
                     The Carriers shall use reasonable efforts to expedite the ransfer of all passengers and baggage between themselves, as practicable, at all common hubs through development of a shorter than standard connection time, including all reasonable communications necessary to facilitate this objective.
              (5)    Group Procedures
                     Groups shall be booked through each carrier's group desks.
              (6)    Air Cargo Service
                     The Carriers shall review cargo activities to investigate what opportunities may exist to offer competitive and cost effective air cargo services between points in the United States. Further, ZK and UA shall cooperatively endeavor to improve the quality of air cargo transportation to the shipping community. The Carriers shall strive to sell the other Carrier, on a "second to on-line" basis, and in lieu of competitive off-line offerings.

       J.     DISTRIBUTION                     (Attachment 5)
              (1)    Display Improvement
                     To the extent permitted by applicable law and regulations, UA and ZK shall provide preferential display of their connecting flights in their respective internal reservation systems and direct access displays provided through computerized reservations systems.
              (2)    Quality Control
                     ZK and UA shall each use its best, commercially reasonable efforts to ensure that the other party's flights, connect points, fares, and rules both on-line and between ZK/UA are included in each Carrier's respective host and affiliated CRS system data base and are eligible for display subject to system constraints and applicable laws and regulations.

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              (3)    Preferential Selling
                     The Carriers shall implement procedures at their respective reservations sales offices to sell the other Carrier, on a "second to on-line" basis and in lieu of competitive off-line offerings in the agreed code share markets.

       K.     AIRCRAFT SECURITY
              The Carriers shall endeavor to agree upon a mutually satisfactory aircraft flight security program in accordance with FAA requirements.

5.     TERM
       This Agreement is effective as of May 1, 2001 and will continue thereafter for three (3) years; provided, however, that this Agreement may be terminated by either party at that party's election upon 360 days prior written notice.

6.     COMPLIANCE WITH GOVERNMENT AND SAFETY REQUIREMENTS
       A. The Carriers represent and warrant that all air transportation services performed by it pursuant to this Agreement or otherwise will be conducted in full compliance with all applicable federal, state and local laws, statutes, orders, rules; and regulations.

       B. The Carrier that originates the customer travel (provides all boarding passes and checks the customer luggage to his final destination) will assure that the customer is properly documented for entry into the destination country and properly documented for any transit points enroute. Any fines, penalties, deportation and detention expenses resulting from violations of government entry or transit requirements, even for passengers that willfully engage in illegal entry tactics, shall be the sole responsibility of the Carrier that originates the customer travel and such Carrier shall be considered an Operating Carrier pursuant to paragraph 15, and shall indemnify the other Carrier.

       C. ZK represents and warrants that it has successfully undergone an FAA safety audit satisfactory to UA prior to ZK's execution of this Agreement and further warrants that it shall maintain compliance with the requirements of such audit. Any failure to maintain compliance shall immediately be brought to UA's attention along with corrective actions taken or a corrective action plan. Any non-compliance not promptly corrected to UA's satisfaction or repeated noncompliance shall be grounds for termination by UA without further liability, but with reservation of all other rights and remedies available to UA. Additional safety review audits may be required at UA's discretion and ZK shall cooperate with all such audits.

7.     EXCLUSIVITY
       This Agreement is non-exclusive and does not preclude either UA or ZK from entering into or maintaining existing marketing relationships, including code sharing, with other Carriers. Notwithstanding the preceding sentence, this agreement is exclusive as it

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       relates to each Carrier's participation in code sharing, on the flights described in Attachment 1.

8.     TRADEMARKS
       Neither Carrier will use any trademark, trade name, logo, or service mark of the other without the prior written consent of the other.

9.     CONFIDENTIALITY
       A. Subject to Articles 9B, 9C and 9D, and except in any proceeding to enforce any of the provisions of this Agreement, neither party will, without the prior written consent of the other, use, publicize or disclose to any third party, either directly or indirectly, any of the following (hereinafter "Confidential Information"):
              (1) this Agreement or any of the terms or conditions of this Agreement; or
              (2) any confidential or proprietary information or data, either oral or written, received from and designated as such by the disclosing Carrier.

       B. If either Carrier is served with a subpoena or other legal process requiring the production or disclosure of any Confidential Information, then that Carrier, before complying, will immediately notify the non-disclosing Carrier and the non-disclosing Carrier shall have a reasonable period of time to intervene and contest disclosure or production.

       C. If a governmental authority requests either Carrier to produce or disclose to the authority this Agreement or any of the terms or conditions of this Agreement, or if any governmental regulatory agency (e.g., SEC or DOT) requires the production or disclosure of this Agreement or its terms, such Carrier, at its option and after notifying the other Carrier, may produce or disclose the requested document or information.

       D. If any financial institution requests or requires production or disclosure of this Agreement or its terms, ZK and UA may produce or disclose this Agreement provided the financial institution agrees to keep the disclosed material and information confidential.

       E. Upon termination of this Agreement, all Confidential Information, including any copies thereof made by the receiving party, must be returned to the disclosing Carrier.

10.    FORCE MAJEURE
       Neither Carrier will be liable for delays or failure in performance under this Agreement caused by acts of God, war, strikes, labor disputes, work stoppage, fire, acts of government or any other cause, whether similar or dissimilar, which is beyond the control of that Carrier.

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11.    NATURE OF RELATIONSHIP BETWEEN ZK AND UA
       The relationship of the Carriers hereto is that of independent contractors. Nothing in this Agreement is intended or shall be construed to create or establish any partnership or joint venture relationship between the Carriers.

12.    TERMINATION FOR CAUSE
       A. If either Carrier (the "Defaulting Party") becomes insolvent or is subject to liquidation, composition with creditors, reorganization or bankruptcy; if the other Carrier (the "Insecure Party") has evidence that the Defaulting Party is not paying its bills when due without just cause; if the Defaulting Party takes any step leading to its cessation as a going concern; or if the Defaulting Party either ceases or suspends operations for reasons other than Force Majeure, then the Insecure Party may immediately terminate this Agreement on notice to the Defaulting Party unless the Defaulting Party immediately gives adequate assurance of the future performance of this Agreement by establishing an irrevocable letter of credit issued by an bank acceptable to the Insecure Party, on terms and conditions acceptable to the Insecure Party, in an amount sufficient to cover all amounts potentially due from the Defaulting Party under this Agreement, which may be drawn upon by the Insecure Party if the Defaulting Party does not fulfill its obligations under this Agreement in a timely manner.

       B. If either Carrier (the "Defaulting Party") fails to observe or perform any of its material obligations under this Agreement and if this failure continues for a period of thirty (30) days after written notice to the Defaulting Party thereof (except for any payments due, where the period to cure such non-payment will be five [5] days after notice) then, without prejudice to any other rights or remedies the other party may have, the other Carrier may terminate this Agreement as of the expiration date of this notice period.

13.    POST-TERMINATION RIGHTS
       Exercise by either Carrier of its right to terminate under any provision of this Agreement will not affect or impair its right to enforce its other rights or remedies under this Agreement. All obligations of each Carrier that have accrued before termination or that are of a continuing nature will survive termination, including, without limitation, any confidentiality and indemnity provisions.

14.    NON-WAIVER
       Any previous waiver, forbearance, or course of dealing will not affect the right of either Carrier to require strict performance of any provision of this Agreement.

15.    GENERAL INDEMNIFICATION
       The Carrier operating the Code Share flight or providing goods or services hereunder (the "Operating Carrier") agrees to indemnify and hold harmless the other Carrier (the "Marketing Carrier"), its directors, officers, employees, agents, subcontractors, and affiliates (each an "Indemnitee") from and against any and all liabilities, claims, demands, suits, damages, and losses, including, without limitation, all reasonable attorneys' fees, costs and expenses in connection therewith or incident thereto (including, without

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       limitation, attorneys' fees incurred by the Marketing Carrier in establishing its right to indemnification hereunder) (collectively referred to in this Article as "Claims") of third parties for death or personal injury to any person or persons whomsoever (including, without limitation, the Operating Carrier's employees, but excluding the Marketing Carrier's employees) and for loss of, damage to, destruction of, any property whatsoever (including, without limitation, any loss of use thereof), in any manner arising out of or in any way connected with goods or services furnished or to be furnished by the Operating Carrier under this Agreement, all whether or not arising in tort or occasioned in whole or in part by the negligence of the Marketing Carrier of any type or degree. The Operating Carrier shall, at the request of the Marketing Carrier, negotiate and defend any Claim brought against any Indemnitee or in which any Indemnitee is joined as a party defendant based upon any other matters for which the Operating Carrier has agreed to indemnify each Indemnitee as provided above. The Operating Carrier's obligations under this Article will survive the expiration or termination of this Agreement.

16.    INSURANCE

       A. (1) UA shall procure and maintain (i) third party liability insurance for a minimum combined single limit (bodily injury/property damage) of U.S. $300,000,000 (three hundred million U.S. dollars) for each occurrence and (ii) Hull All Risks and Hull War Risks insurance covering its fleet. ZK shall be named as additional insured on UA's policies when UA is acting as the Operating Carrier (the "Operating Carrier"). UA, as Operating Carrier, shall waive their rights of subrogation against ZK. The insurance policies shall be endorsed with severability of interest clauses. UA shall furnish to ZK certificates of insurance evidencing the foregoing coverage prior to the commencement of this Agreement.

              (2) ZK shall procure and maintain (i) third party liability insurance for minimum combined single limit (bodily injury/property damage) of U.S. $300,000,000 (three hundred million U.S. dollars) for each occurrence and (ii) Hull All Risks and Hull War Risks insurance covering its fleet. UA shall be named as additional insured on ZKs policies when ZK is acting as the Operating Carrier. ZK, as Operating Carrier, shall waive their rights of subrogation against UA. The insurance policies shall be endorsed with severability of interest clauses. ZK shall furnish to UA certificates of insurance evidencing the foregoing coverage prior to the commencement of this Agreement.

       B. ZK and UA shall each procure at its own cost employer's liability insurance and worker's compensation (or equivalent) against the liabilities of each respective Carrier to its employees in an amount not less than required by applicable law.

       C. In the event of cancellation or adverse material change, the additional insured shall be provided not less than thirty (30) days prior written notice except that in the case of Hull War Risks insurance such period of notice shall be seven (7) days or such lesser period as may be available in accordance with the applicable insurance policy requirements.

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17.    EXCLUSION OF CONSEQUENTIAL DAMAGES
       NEITHER CARRIER WILL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST REVENUES, LOST PROFITS, OR LOST PROSPECTIVE ECONOMIC ADVANTAGE, WHETHER OR NOT FORESEEABLE AND WHETHER OR NOT BASED ON CONTRACT, TORT, WARRANTY CLAIMS OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT, AND/OR THE PRODUCTS OR SERVICES PROVIDED HEREUNDER, AND EACH CARRIER HEREBY RELEASES AND WAIVES ANY CLAIMS AGAINST THE OTHER CARRIER REGARDING SUCH DAMAGES.

18.    NOTICES
       Any notices required to be sent under this Agreement will be sent by first class mail, postage prepaid, or any more expedient written means.

       If to ZK, notices will be addressed as follows:

                    Great Lakes Aviation, Ltd.
                    1022 Airport Parkway
                    Cheyenne, Wyoming 82001

                    Attn:  Doug Voss, President

       If to UA, notices will be addressed as follows:

                    United Air Lines, Inc.
                    P.O. Box 66100
                    Chicago, Illinois 60666
                    Attn:  Vice President - Alliances

       Notices sent via electronic means (e.g., telex, facsimile) will be effective immediately if received prior to 5:00 p.m. local time of the recipient. All other notices will be effective the first business day after receipt.

19.    GOVERNING LAW
       This Agreement and any dispute arising under or in connection with this Agreement, including any action in tort, will be governed and construed by the laws of the State of Illinois U.S.A., without regard to any conflict of laws principles which may direct the application of laws of any other jurisdiction.

20.    SEVERABILITY
       Each provision of this Agreement shall be valid and enforced to the furthest extent permitted by law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

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21.    ASSIGNMENT AND CHANGE OF OWNERSHIP
       A. Neither Carrier may assign or otherwise transfer any of its rights or obligations under this Agreement to any third party without the prior written consent of the other.

       B. Should for any reason whatsoever the ownership of either Carrier change such that another air carrier or affiliate of an air carrier acquires a ten percent (10%) or more ownership interest in either party, then within thirty (30) days of such occurrence either party may request renegotiation of this Agreement and, failing successful renegotiation within sixty (60) days of the request to renegotiate, either party may terminate this Agreement upon thirty (30) days notice to the other party.

22.    ENTIRE AGREEMENT
       This Agreement, the Transition Agreement and the various side letters issued pursuant to this Agreement, including any and all Attachments, constitute the entire agreement and understanding of the Carriers relating to the subject matter hereof, and supersedes all prior agreements, whether oral or written, express or implied, between the Carriers concerning the subject matter hereof. In the event that any terms herein conflict with the terms of any interline or other agreement between the Carriers, then the terms herein shall prevail, but shall not supplant any conflicting terms in the other agreement. This Agreement may be modified only by further written agreement signed by all of the Carriers hereto.

23.    EXISTING OBLIGATIONS
       UA represents and warrants that the terms of this Agreement do not violate any existing obligations or contracts of UA. ZK represents and warrants that the terms of this Agreement do not violate any existing obligations of ZK. Each Carrier shall defend, indemnify and hold the other harmless from and against any and all claims, demands or causes of action which are hereafter made or brought against it alleging any such violation.

24.    PERFORMANCE MEASURES                        (Attachment 6)
       ZK agrees to provide UA, monthly, with performance measures that UA will use to evaluate if ZK is providing service at a level that meets pre-determined standards, as set forth in Attachment 6. Any failure to maintain these standards shall immediately be brought to UA's attention along with corrective actions taken or a corrective action plan. Any non-compliance not promptly corrected to UA's satisfaction or repeated non-compliance shall be grounds for termination by UA without further liability, but with reservation of all other rights and remedies available to UA, provided, however, that ZK's failure to maintain performance standards shall not constitute grounds for termination if ZK's failure to perform is due to the relevant and material fault of UA.

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IN WITNESS WHEREOF, the Carriers hereto have by their duly authorized officers executed this Agreement as of the dates set forth below.

    GREAT LAKES AVIATION, LTD.                     UNITED AIR LINES, INC.


By:  /s/ Doug G. Voss                    By:   /s/ Rono Dutta
   ----------------------------------       ------------------------------------

Name       Douglas G. Voss                           Rono Dutta

Title:     President and CEO                         President

Date: February 1, 2001                   Date: January 31, 2001

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                                  ATTACHMENT 1

                                  CODE SHARING

A.   City pairs displayed as UA*

          Subject to all necessary regulatory approvals, deployment of IATCI One Stop Check-In, and completion of necessary operational support arrangements, UA shall display its UA designation code on selected flights, operated by ZK, provided, however, that UA may remove, and ZK may stop carrying, the UA designation from any flights, upon 360 day's written notice:

                     ZK Operated Flights Between Chicago and

                              Chicago-Based Cities
                              Dubuque, IA
                              Muskegon, MI
                              Springfield, IL
                              Waterloo, IA
                              Iron Mountain, MI
                              Manistee, MI
                              Oshkosh, WI
                              Ottumwa, IA

                     ZK Operated Flights Between Denver and

                              Denver-Based Cities
                              Alamosa, CO
                              Alliance, NE
                              Amarillo, TX
                              Casper, WY
                              Chadron, NE
                              Cheyenne, WY
                              Cody, WY
                              Cortez, CO
                              Dickinson, ND
                              Dodge City, KS
                              Farmington, NM
                              Garden City, KS
                              Gillette, WY
                              Grand Island, NE
                              Gunnison, CO
                              Hayden, CO
                              Hays, KS

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                              Kearney, NE
                              Laramie, WY
                              Liberal, KS
                              Moab, AZ
                              McCook, NE
                              Norfolk, NE
                              North Platte, NE
                              Page, AZ
                              Phoenix, AZ
                              Pierre, SD
                              Pueblo, CO
                              Riverton, WY
                              Rock Springs, WY
                              Salina, KS
                              Santa Fe, NM
                              Scottsbluff, NE
                              Sheridan, WY
                              Telluride, CO
                              Vernal, UT
                              Williston, ND
                              Worland, WY
                              Yankton, SD

B.   Inventory Management

          The Carriers shall establish mutually agreed inventory management procedures for Code Share flights, in accordance with the guidelines outlined in Article 4 of this agreement ("Programs"), and including for manually managed inventory allocations the areas for cooperation outlined in Attachment 1A.

          TO BE COMPLETED BY January 31, 2002

          Action:

                ZK   Dick Fontaine    HDQSCZK    (307) 432-7020
                UA   Elisabeth Mach   HDQIMUA    (847) 700-6277

C.   Code Share Schedule Operations

The Carriers will:

     (1) establish a dedicated flight number range for use by ZK and UA on Code Share flights.

     (2) establish an automated transfer of flight schedule information via an industry standard SSIM which includes comment 10 and 50 records to identify the Code

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          Share relationships. A "custom SSIM" from ZK will be used in place of the OAG file to maintain ZK's schedule in the Apollo and Galileo computer reservation systems.

     (3) establish a communications procedure to advise the other of passenger reaccommodation plans in the event of schedule changes involving a Code Share flight.

     TO BE COMPLETED BY January 31, 2002.

          Action:

                 ZK     Dick Fontaine    HDQSCZK     (307) 432-7020

                 UA     Tina Drzal       HDQRLUA     (847) 700-5020

D.   Interline Accounting

          The Carriers shall establish all necessary accounting procedures, in accordance with applicable IATA or ACH guidelines, including sampling methodology, to facilitate settlement of all UA/ZK interline transportation, including code share.

TO BE COMPLETED BY January 31, 2002.

          Action:

                 ZK     Teresa Henry     HDQRAZK     (307) 432-7040

                 UA     Bob Portschy     HDQANUA     (847) 700-1601

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                                  ATTACHMENT 1A

                        BUSINESS REQUIREMENTS CODE SHARE

TABLE OF CONTENTS

1.0  OVERVIEW

     1.1  Introduction

     1.2  Objective

2.0  REQUIREMENTS

     2.1  Availability

     2.2  Booking/Ticketing/CRS Fees

          2.2.1   Sell
          2.2.2   Disclaimer
          2.2.3   Group Handling
          2.2.4   Teletype (TTY)
          2.2.5   Customer Inquiries

     2.3  Inventory Maintenance

          2.3.1   Inventory Control
          2.3.2   Link Sells
          2.3.3   Waitlist

     2.4  Through Check In

     2.5  Schedule Maintenance

          2.5.1   Schedule Dissemination
          2.5.2   Schedule Change
          2.5.3   Passenger Reaccommodation
          2.5.4   Seat Reaccommodation

     2.6  Accounting Systems

     2.7  Frequent Flyer

3.0  Hardware

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1.0  OVERVIEW

          The purpose of this Attachment 1A is to provide a method that will allow UA's code to be reflected on certain ZK flights. Each Carrier shall perform this procedures in a fully automated manner, or manually until a fully automated method can be implemented.

2.0  REQUIREMENTS

     General Requirement

     Support code share for the city pairs as set forth on Attachment 1, paragraph A.

     2.1  Availability

          The Carrier shall provide the capability to display the service as an on-line connection using the designated Carrier's code (UA).

     2.2  Booking/Ticketing/CRS Fees

          2.2.1   Sell

                  The Carriers shall provide support for segment sell of the on-line connection by line number from availability.

                  The Carriers shall provide support for the manual sell of the connection using either the code share flight number or the base flight number.

                  The Carriers shall provide for any fees associated with either ticket handling fees or CRS fees related to transportation of a passenger to be paid, by segment, by the Operating Carrier. ZK and UA will establish a process to ensure that all such fees are appropriately accounted for. The Operating Carrier will be responsible for CRS fees at the level of participation of the Marketing Carrier.

                  In this connection, the Marketing Carrier will be obligated to provide the Operating Carrier only the CRS vendor's invoice and the CRS vendor's generated microfiche or hard copy of bookings for flights of Operating Carrier, and the Operating Carrier must reimburse the Marketing Carrier based upon the data reflected in those documents without adjustment.

          2.2.2   Disclaimer

                  The Carriers shall provide for a disclaimer to accompany a sell of a shared-code flight identifying the Carrier operating the flight. The

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

             disclaimer must be distributed to CRS's and to schedule dissemination services such as the Official Airline Guide (OAG).

     2.2.3   Group Handling

             Groups will be booked through each Carrier's group desk.

     2.2.4   Teletype (TTY)

             Teletype processing will be handled for UA or ZK designated flights as it is currently handled today.
             The information will be updated within the PNR of the respective system automatically and will be passed with the PNR on the exchange of PNRs.

     2.2.5   Customer Inquiries

             Procedures will be established through the reservations groups to be able to identify where a PNR exists and be able to direct the customer appropriately.

2.3  Inventory Maintenance

     2.3.1   Inventory Control

             The operating Carrier will develop a method for inventory control on each Code Share flight to/from the designated cities and will maintain control of that inventory. The designated Carrier will create a pseudo flight with the appropriate inventory. The yield management groups of both Carriers will agree on the following:

                  - A method of managing inventory allocations on shared-code flights.

                  - Actual allocation of agreed number of seats by cabin.

                  - Close off and transfer of PNRs, at a minimum 24 hours prior to departure of shared-code flights.

                  - For manually managed inventory allocations, exchange of
                    industry standard PNL's, at a maximum 72 hours prior to departure, and ADL's at a mutually agreed time prior to departure, of shared code flights.

                  - Class of service and class of service equivalency

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                 - A communications procedure to allow ad hoc inventory changes and to ensure that unused inventory is released or transferred.

     2.3.2 Link Sells

           Allow a shared-code flight to be sold from an availability display provided to another Carrier.

     2.3.3 Waitlist

           Waitlists will be open at start up of the Code Share arrangement.

2.4  Through Check In

     Provide the capability to through-check customers via the use of IATCI standards.

2.5  Schedule Maintenance

     2.5.1 Schedule Dissemination

           Each Carrier will establish an automated transfer of flight schedule information via an industry standard SSIM which includes comment 10 and 50 records to identify the Code Share relationships. A "custom SSIM" from ZK will be used in place of the OAG file to maintain ZK's schedule in the Apollo and Galileo computer reservation systems.

     2.5.2 Passenger Reaccommodation

           Reaccommodations will be worked through close coordination between the reservations groups of the two Carriers.

     2.5.3 Flight Information

           ZK and UA will evaluate procedures for exchanging and updating FLIFO information in each other's systems. Procedures and responsibility will be determined and mutually agreed by the Carriers.

2.6  Accounting Systems

     Accounting based on billing is currently handled on a manual basis for bank Air Lines flights and does not create any new issues. Any special prorates must be communicated to accounting to ensure proper billing.

     2.7   Frequent Flyer

           Procedures for providing automated accrual and redemption will be established by respective Frequent Flyer organizations.

3.0  Hardware

           Each Carrier will provide and pay for installation and maintenance of computer equipment necessary for the other to support Code Share operations. This equipment may include, but is not limited to check-in terminals, boarding pass printers and bag tag printers. Any monthly charges associated with such equipment will be paid by the Carrier supplying said equipment.

           Upon termination of Code Share operations, for any reason, the Carriers will return any equipment owned by the other party.

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

                                  ATTACHMENT 2

                         CODE SHARE EMERGENCY PROCEDURES

In order to properly prepare and plan coordinated communications efforts between the Carriers in the event of an emergency, as defined below, involving a Code Share flight, both Carriers will (i) exchange and update the appropriate telephone numbers and SITA addresses of the operating Carrier to which the code sharing Carrier may refer customer/relative inquiries in the event of an emergency and (ii) discuss any other necessary coordinated emergency response procedures. Although each situation must be evaluated on its own merit, common sense must prevail as a guide for all parties to follow.

Definitions:

-Emergency

Any occurrence involving a Code Share flight that results in injury or death, or has the potential for injury or death to any person or the loss or damage or the potential for loss or damage to private, public, or Carrier property.

-Aircraft Accident

Any occurrence associated with the operation of an aircraft, which takes place between the time the captain has released the parking brake for pushback or taxi and has set the parking brake and all checklists are completed, in which any person who has boarded the aircraft with the intention of flight suffers death or serious injury or in which an aircraft receives substantial damage.

-Hijacking (Air Piracy)

Any seizure or exercise of control by force or violence, or threat of violence, and with wrongful intent of an aircraft in air commerce.

-Red Alert

The classification for a situation where a major problem exists that may result in an accident as defined above. Examples include a landing gear failure to extend, fire in flight, or other aircraft damage that will likely require outside agencies such as police, fire, ambulances, and physicians to respond.

Both Carriers agree to comply with the relevant requirements of government agencies having jurisdiction in respect of an Emergency, Aircraft Accident, Hijacking or Red Alert.

Appropriate UAL telephone numbers in the event of an emergency as described above:

     UAL Shift Manager (24 Hours)
     847 700-6295                      (Phone)
     847 700-2005                      (FAX)
     HDQOPUA                           (SITA Address)

Appropriate ZK telephone numbers in the event of an emergency as described above:

     ZK Shift Manager   (24 Hours)
     307-432-7222       (Phone)
     307-432-7221       (FAX)
     HDQOOZK            (SITA Address)

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

Any change to the above referenced phone numbers or contacts is to be communicated to the above referenced SITA addresses with a request for a confirming telex back to the originator to acknowledge receipt.

B.  EMERGENCY PLAN

    (1) The Carriers mutually agree to subscribe to the IATA Standards and Recommended Practices for the Assistance of Survivors and Families of Passengers in the Aftermath of an Aircraft Accident or Incident.

    (2) In addition to the aforementioned procedures, the Carriers will meet and endeavor to mutually agree on a detailed emergency plan.

TO BE COMPLETED BY January 31, 2002

    Action:

           ZK  Dick Nelson    HDQSCZK       (307) 432-7210
           UA  Jim Konz       HDQCSUA       (847) 700-5133

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

                                  ATTACHMENT 3

                       PRORATES AND FREQUENT FLYER PROGRAM

A.     Prorates

       ZK and UA shall provide access to each other's system by maintaining the current standard prorate methodology (straight rate proration) to support the overall program and to stimulate incremental traffic from UA to ZK, and ZK to UA.

       TO BE COMPLETED FOR IMPLEMENTATION, AS MUTUALLY AGREED, EFFECTIVE January 31, 2002

       Action:

                    ZK       Teresa Henry       HDQRAZK        (307) 432-7040

                    UA       Yvonne Fox         HDQNCUA        (847) 700-4963

B.     Frequent Flyer Program

       ZK and UA shall implement mutually beneficial programs to enhance ZK/UA passenger loyalty including, as follows:

       . Handling of Frequent Flyer accrual information on ZK and UA flights to provide consistency.

       . Accrual and redemption levels to be charged by each Carrier for travel by its Frequent Flyer members on code share sectors operated by the other.

       IMPLEMENTATION PLAN, AS APPROPRIATE, TO BE COMPLETED FOR IMPLEMENTATION ON January 31, 2002.

       Action:

                    ZK        Dick Fontaine     HDQSCZK        (307) 432-7020
                    UA        Lou Brigham       HDQPRUA        (847) 700-7692


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

                                  ATTACHMENT 4

                             JOINT SERVICE FEATURES

A.     Automated One Stop Check-In

       When the UA/ZK codeshare arrangement becomes operational, both Carriers shall have developed, tested, and implemented fully automated One Stop Check-In. Services rendered shall include:

                        -    Seat Assignments
                        -    Boarding Cards
                        -    Frequent Flyer Credit
                        -    Baggage Check to final destination

       for up to three segments under each Carrier's designator code, for a maximum of six (6) segments (five connecting points). Segments under the "UA" designator code may include flights operated by UA Express Carriers.

       TO BE IMPLEMENTED BY January 31, 2002 FOR THE CITY PAIRS AS SET FORTH ON ATTACHMENT 1, PARAGRAPH A AND B OF THE CODE SHARE AND REGULATORY COOPERATION AGREEMENT.

       Action:

                    ZK       Jim Frazier        HDQSCZK        (307) 482-7270
                    UA       Brett Anderson     DENKAUA        (303) 779-7081


B.     Improved Connection Scheduling

       (1)    Each Carrier shall complete a review of all practical ZK/UA schedule improvement possibilities at all common gateways.

       (2) Each Carrier shall establish a plan for ongoing, regularly scheduled reviews to optimize future schedule changes by either party.

       TO BE COMPLETED BY January 31, 2002.

       Action:

                    ZK       Dick Fontaine      HDQSCZK        (307) 432-7020
                    UA       Tim Drzal          HDQASUA        (847) 700-5020

C.     Inflight Service Coordination

       The Carriers shall establish a forum to exchange ideas and suggestions on Inflight Services to help provide consistency for the customer.

       TO BE COMPLETED BY January 31, 2002, FOR IMPLEMENTATION by the first day of operation of the codeshare - to be determined.

       Action:

                    ZK       Dick Nelson        HDQSCZK        (307) 432-7210
                    UA       Arlene Johnson     HDQSWUA        (847) 700-3592

D.     Seamless Transfer Service

       The Carriers shall evaluate and develop proactive procedures and identify facilities to be used to ensure expeditious check-in and transfer of passengers and baggage between the respective services at all common hubs. Areas for review and coordination include:

       (1)    Support for connecting passengers and baggage

       (2)    Information and directional signage to assist customers

       (3)    Security procedures as governmentally required

       TO BE COMPLETED FOR IMPLEMENTATION BEGINNING ON January 31, 2002.

       Action:

                    ZK       Jim Frazier        HDQSCZK        (307) 432-7270
                    UA       James Gabriel      HDQCSUA        (847) 700-5393

E.     Group Procedures

       Groups shall be booked through each Carrier's group desk.

       Contacts:

                    ZK       Pam Flynn          HDQSCZK        (307) 432-7295
                    UA       Pat Snelling       HDQRRUA        (313) 234-6937


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

F.     Air Cargo Service

       ZK and UA shall review and implement, as agreed, programs including prorates, booking and inventory capabilities, and joint trade show participation.

                    ZK       Brent Skillman     HDQSCZK        (612) 889-9329
                    UA       Michael Stacy      HDQSAUA        (847) 700-5637

       TO BE COMPLETED FOR IMPLEMENTATION BEGINNING ON January 31, 2002


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

                                  ATTACHMENT 5

                             DISTRIBUTION/AUTOMATION

A.     Display Improvement

       To the extent permitted by applicable law and regulations, UA and ZK connections shall receive preference in the Carrier specific display option or direct access programs either UA or ZK has with any other computer reservation systems used by travel agents, corporate accounts, or any non-airline staff for the purpose of making airline reservations, or internal displays.

       TO BE COMPLETED BY January 31, 2002.

       Action:

                    ZK       Pam Flynn          HDQSCZK        (307) 432-7295
                    UA       George Tyms        HDQIMUA        (847) 700-5667

B.     Quality Control

       ZK and UA shall each use its best, commercially reasonable efforts to ensure that the other party's flights, connect points, fares, and rules both on-line and between ZKJUA are included in each Carrier's respective host and affiliated CRS system data base and are eligible for display subject to system constraints and applicable laws and regulations.

       TO BE COMPLETED BY January 31, 2002.

       Action:

                    ZK       Pam Flynn          HDQSCZK        (307) 432-7295
                    UA       George Tyms        HDQIMUA        (847) 700-5667

C.     Preferential Selling/Reservation Sales

       ZK and UA shall implement programs and incentives to motivate key ZK and UA reservations to reciprocally sell their code share products, on a "second to on-line" basis.

       TO BE COMPLETED FOR IMPLEMENTATION BY January 31, 2002.

       Action:

                    ZK       Dick Fontaine      HDQSCZK        (307) 432-7020
                    UA       Teri Hartwig       HDQRZUA        (847) 700-5942


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

                                  ATTACHMENT 6

                              PERFORMANCE MEASURES

ZK shall provide monthly results of its performance, system-wide, to UA, and shall meet the minimum performance standards as follows, or meet the performance standards as reported by UA for Denver for the same period and operational categories, whichever is lower:

..      Flight Schedule Departure Completion (excluding weather and ATC):  98.0%
..      On-time departures as scheduled (zero)                             56.0%

ZK agrees to ensure that this information is accumulated and maintained in such a manner that it can be readily audited for accuracy by representatives of UA. UA, or its representatives, shall have the right to audit such information at any reasonable time at the location where the records are maintained by ZK.

       Action:

                    ZK       Dick Nelson        HDQSCZK        (307) 432-7210
                    UA       Dennis Berry       HDQNCUA        (847) 700-9378

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